Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES FIRST QUARTER DIVIDEND

GREENCASTLE, PA  March 23, 2006 — The Board of Directors of Tower Bancorp, Inc. declared a first quarter cash dividend of $.24 per share at their March 22, 2006 meeting.  The $.24 per share is 9.1% higher than the 2005 first quarter dividend. The dividend will be paid on April 21, 2006 to shareholders of record as of April 3, 2006.

Tower Bancorp, Inc.’s sole subsidiary, The First National Bank of Greencastle, is the oldest, locally owned bank in Franklin County and operates ten office locations throughout Franklin County, PA and Washington County, MD.

Tower Bancorp, Inc., stock is traded and quoted under the symbol TOBC.  It is the holding company of The First National Bank of Greencastle, with office locations in Greencastle, Chambersburg, Laurich Estates, Mercersburg, Quincy, Shady Grove, Waynesboro and Hagerstown, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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